As filed with the Securities and Exchange Commission on May 11, 2021

Registration No. 333-214277

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Noble Midstream Partners LP

(Exact name of registrant as specified in its charter)

Delaware	47-3011449
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1001 Noble Energy Way Houston, Texas	77070
(Address of principal executive offices)	(Zip Code)

Noble Midstream Partners LP 2016 Long-Term Incentive Plan

(Full title of the plan)

Thomas W. Christensen

Chief Financial Officer

1001 Noble Energy Way

Houston, Texas 77070

(281) 872-3100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan J. Maierson

Kevin M. Richardson

Latham & Watkins LLP

811 Main Street Suite 3700

Houston, Texas 77002

(713) 546-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to Registration Statement No. 333-214277 on Form S-8 (the “Registration Statement”), filed by Noble Midstream Partners LP, a Delaware limited partnership (the “Partnership”), with the Securities and Exchange Commission (the “SEC”) on October 27, 2016, pertaining to the registration of 1,860,000 common units representing limited partner interests of the Partnership (“Common Units”) under the Noble Midstream Partners LP 2016 Long-Term Incentive Plan.

On March 4, 2021, Chevron Corporation, a Delaware corporation (“Parent”) and the indirect owner of approximately 62.4% of the total Common Units outstanding prior to completion of the Merger (as defined herein), caused its indirect, wholly-owned subsidiary NBL Midstream, LLC, a Delaware limited liability company, to deliver a written consent approving the adoption of that certain Agreement and Plan of Merger, dated as of March 4, 2021 (the “Merger Agreement”), by and among Parent, Cadmium Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Holdings”), Cadmium Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings (“Merger Sub”), the Partnership and Noble Midstream GP LLC, a Delaware limited liability company and the general partner of the Partnership, and the transactions contemplated by the Merger Agreement, including the Merger (as defined below), for and on behalf of the limited partners of the Partnership. At the Effective Time (as defined below) of the Merger, pursuant to the terms of the Merger Agreement, each outstanding Common Unit, other than those held by Parent or any of its subsidiaries, was converted into the right to receive 0.1393 of a share of Parent’s common stock, par value $0.75, and Merger Sub merged with and into the Partnership (the “Merger”), with the Partnership continuing and surviving as an indirect, wholly-owned subsidiary of Parent following the Merger.

The Merger became effective on May 11, 2021, upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”). In connection with the completion of the Merger, the Partnership terminated all offerings of securities pursuant to the Registration Statement. In accordance with undertakings made by the Partnership in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Partnership hereby removes from registration all of such securities of the Partnership registered but unsold under the Registration Statement as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, Texas, on May 11, 2021.

NOBLE MIDSTREAM PARTNERS LP

By:	Noble Midstream GP LLC,
its general partner

By:	/s/ Aaron G. Carlson
Aaron G. Carlson
Senior Vice President, General Counsel and Corporate Secretary

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.